Exhibit 10.34

[English translation from the original Russian language document]

LOAN AGREEMENT

St.-Petersburg	«12» July 2012

«TOT MONEY» LLC, hereinafter referred to as the "Creditor", represented by general director, Mr. Vladimir Trofimov, acting under Charter, from one part, and «RM-Invest» Company Limited, hereinafter referred to as the "Borrower", represented by general director, Mr. Tsahai Katsaev, acting under the Charter, from the other part, have concluded the present Agreement on the following:

1.	SUBJECT OF THE AGREEMENT

1.1	The Creditor is to allot to the Borrower funds (hereinafter referred to as the "Loan") in the amount of 200,000,000 (Two hundred million) Russian rubles, and the Borrower is to redeem the Loan and the interest in accordance with the current Agreement upon the Creditor's first request.

1.2	The Creditor provides the Loan in parts (tranches) at the Borrower's request.

1.3	The date of granting of the loan and of the beginning of the calculation of the interest is the date of receipt of the sum to the account of the Borrower.

1.4	The date of redemption is the date of credit to the Creditor's account of the total sum of money, insuring the complete repayment of the outstanding debt by the Borrower, from the account of the Borrower, which in no event can be later than 31 October 2012.

1.5	The Borrower redeems the Loan with the funds maintained in the Borrower's accounts.

1.6	The loan is given for making payments by the Borrower to third parties as follows: 81,000,000 (eighty one million) Rubles of the Loan shall be immediately used by the Borrower for settlements with its partners, and the remaining 119,000,000 (one hundred nineteen million) Rubles shall be used by the Borrower for future payments to its partners at later dates as long as the provision of the present Agreement are followed.

1.7	All payments as to allotment and redemption of the Loan and the interest to the Loan are executed in Russian rubles.

1.8	In order to secure the obligations of the Borrower under the present Agreement the following Collateral shall be provided to the Creditor:

1.8.1	All shares of the Borrower under the direct and indirect control of Mr. Vladimir Trofimov shall be pledged in favor of the Creditor by the shareholders of the Borrower under a separate Share Pledge Agreement to be made by and between the Creditor (as the Pledgee) and the shareholders of the Borrower (as the Pledgors) within 10 days from the date of execution of this Agreement by both the Creditor and the Borrower. If the shares referenced in this clause 1.8.1 are not duly pledged to the Borrower within the said period in compliance with the Russian law and such pledge is not duly registered by the competent Russian authorities within 30 days of the execution of this Agreement, the Borrower will be in default of this Agreement and all amounts will be due immediately to the Creditor.

1.8.2	Under a separate pledge agreement to be made by and between the Creditor (as the Pledgee) and the Borrower (as the Pledger) to be made prior to entry into this Agreement the Borrower shall pledge to the Creditor the claim rights under the following agreements:

-	agreement of June 1, 2008 No. D0811373 by and between the Borrower and OAO "MTS";
-	agreement of February 1, 2010 No. 0226 by and between the Borrower and OAO "VympelKom";
-	agreement of May 1, 2010 No. CPA-10 by and between the Borrower and OAO "MegaFon". The Creditor shall be under no obligation to allot any Loan funds to the Borrower up till the moment when the relevant pledge agreement is duly executed by the parties.

1.8.3	Upon request of the Creditor the Borrower shall at any time provide the Creditor with its accounting records and provides the relevant accounts to evidence the Borrower's cash flow operations for the period required by the Creditor.

2.	LOAN TERMS AND OBLIGATIONS OF THE PARTIES

2.1	To secure effective employment of the funds and their redemption within the term specified by this Agreement the Borrower commits himself to the following obligations.

2.1.1	to furnish the Creditor at his request with returns, balance sheets, statistic information and other documents proving the Borrower's solvency as well as security of the Loan, and also documented detailed information about receipt of funds by third parties — the Borrower's partners (including information on the amount of the payment received).

2.1.2	to immediately furnish the Creditor with the information in respect of any events (among others — possible commitment the Borrower to prosecution, raising other loans by the Borrower and similar events) that may result in aggravation of his financial position.

2.1.3	to redeem the principal amount of money of the Loan within the period of time, specified by current Agreement

2.1.3.1	to implement the calculation of the interest to the Loan. The compounded interest is to be transferred from the Borrower's to the Creditor's account by one transfer at the moment of the redemption of the principal amount of money at the end of the period of validity of the current Agreement

2.1.4	in case of reorganization or liquidation if reorganized corporate body does not accept the present contractual obligations of the Borrower the latter is to immediately redeem the Loan without reference of the redemption date specified by this Agreement and to pay up in full all interests, provided by this Agreement if any of such obligations remain outstanding at the moment of the said reorganization or liquidation

2.1.5	The Borrower shall have to pay back to the Creditor the part of the Loan funds together with any interest accrued which the Borrower had previously drew down before the Borrower shall be entitled to draw down another part of the Loan funds. No funds shall be made available by the Creditor to the Borrower until the moment the Borrower fully redeems to the Creditor the amounts of the Loan he had previously drew down and used, together with all interest accrued on such used amount. For avoidance of doubt "used amount" shall mean any amount of the Loan funds which the Borrower draws down under the present Agreement notwithstanding the fact where the Borrower actually made any use of those drew down amounts or they remained intact during all the time the funds were in possession of the Borrower

2.2	The Creditor has the right to unilaterally cancel this Agreement in advance if obligations provided by Clause 2.1.1 are broken.

3.	LOAN REDEMPTION

3.1	Interests, increased interests and penalties within this Agreement are accrued in Russian rubles.

3.2	The Borrower is obliged to pay to the Creditor 10 (ten) percent of any amount of the Loan which the Borrower actually draws down notwithstanding the period this Loan funds stay in the use of the Borrower, provided however, that such use shall not last more than one calendar year.

3.3	The Loan and interests are considered as non-timely paid if the main funds of the Loan due for redemption and appropriate interest payments have not been credited to the Creditor's account at the date specified by the schedule list.

3.4	The date on which the appropriate amount is debited from the Borrower' account is considered as the actual date of redemption of the Loan and the interest.

3.5	The last payment is executed by the Borrower not later than the loan redemption date specified by Clause 1.4 of this Agreement.

4.	RESPONSIBILITY OF THE PARTIES

4.1	In case of undue execution of this Agreement from the part of the Borrower the Creditor is empowered to unilaterally cancel this Agreement at 5 (five) running days notice in writing to the Borrower. In this case the Borrower is to redeem the Loan and to pay the interests for the time of the actual usage of the borrowed funds not later than 5 (five) running days since the day of the issue of the notice in writing by the Creditor.

4.2	The Borrower guarantees execution of his obligations within this Agreement by all his estate, assets and monetary funds with banks and/or other financial and credit institutions that may be claimed in accordance with the Law including the expenses incurred by compulsory indebtedness collection.

4.3	If the Borrower is, declared bankrupt or his account number, bank details, his registered address or place of residence changes, as well as in case of reorganization or liquidation or other circumstances essential for full and timely execution of his obligations within this Agreement, the Borrower is obliged to give the Creditor a written notice on such a change in 5 (five) days, otherwise the Borrower will be responsible for all the expenses incurred by the Creditor in respect of execution of this Agreement.

5.	DISPUTES DECISIONS

5.1	In case of disputes and controversies in relation to execution of this Agreement the parties will do all their possible to settle the same by means of bilateral negotiations.

5.2	In case of failure to settle a dispute or controversy by means of bilateral negotiations it is to be submitted to arbitration court of Russian Federation.

6.	OTHER CONDITIONS

6.1	All the amendments and additions to the present Agreement are to be executed in writing by mutual consent as collateral agreement.

6.2	The Borrower is not authorized to transfer his right to request the Loan from the Creditor to third parties after signing this Agreement without written consent of the Creditor. However the Creditor can assign its rights and duties under this Agreement to a third party without the Borrower's consent

6.3	All payments within this Agreement will be implemented with the use of the bank accounts of the Creditor and the Borrower.

6.4	The present Agreement is formed in two copies in Russian and English, both of equal force and essence, one for the Creditor and the other for the Borrower.

Should there be any disagreements between the English and the Russian texts of the Agreement, the Russian text shall prevail.

7.	ADDRESSES AND BANKING DETAILS OF THE PARTIES, SIGNATURES

The Creditor:

«TOT MONEY» LLC

Address: 127220, Moscow, 1-ya Kvesisskaya

Street, 9

The Borrower:

«RM-Invest» Limited Company

Address 191119, Saint Petersburg, Marata

street, 82

/s/ Vladimir Trofimov	/s/ Tsahai Katsaev
Vladimir Trofimov	Tsahai Katsaev

[TOT Money SEAL]	[RM Invest SEAL]

[English translation from the original Russian language document]

Additional Agreement

to the Loan Agreement of July 12, 2012

July 30, 2012

TOT MONEY LLC, hereinafter referred to as the "Creditor", represented by General director Vladimir Trofimov, acting under Charter, from one part, and «RM-Invest» Company Limited, hereinafter referred to as the "Borrower", represented by general director, Tsakhai Katsaev, acting under the Charter, from the other part, have concluded the present Additional Agreement to the above mentioned Loan Agreement on the following:

1.	To modify Paragraph 1.1 of the above mentioned Loan Agreement as follows:

"1.1"	The Creditor is to allot to the Borrower funds (hereinafter referred to as the "Loan") in the amount of 260,000,000 (two hundred sixty million) Russian rubles, and the Borrower is to redeem the Loan and the interest in accordance with the current Agreement upon the Creditor's first request."

2.	Taking into consideration that the Creditor transferred 199,600,000 (one hundred ninety nine million six hundred thousand) Russian rubles out of the amount of the Loan established by the above mentioned Loan Agreement, the parties thereof agreed that further amounts, transferred by the Creditor to the Borrower as parts of the Loan after this Additional Agreement is signed by the parties, shall be used by the Borrower for future payments to its partners at later dates according to provisions of the above mentioned Agreement.

The Creditor	The Borrower

/s/ Vladimir Trofimov	/s/ Tsahai Katsaev
V.I. Trofimov	Tsahai Katsaev
General director	General director

[English translation from the original Russian language document]

Additional Agreement

to the Loan Agreement of July 12, 2012

August 17, 2012

TOT MONEY LLC, hereinafter referred to as the "Creditor", represented by General director Tsakhai Katsaev, acting under Charter, from one part, and «RM-Invest» Company Limited, hereinafter referred to as the "Borrower", represented by representative Dmitriy Grudtsin, acting under the Power of Attorney, from the other part, have concluded the present Additional Agreement to the above mentioned Loan Agreement on the following:

1.	To modify Paragraph 1.1 of the above mentioned Loan Agreement as follows:

"1.1 The Creditor is to allot to the Borrower funds (hereinafter referred to as the "Loan") in the amount of 298,500,000 (two hundred ninety-eight million five hundred thousand) Russian rubles, and the Borrower is to redeem the Loan and the interest in accordance with the current Agreement upon the Creditor's first request."

2.	Taking into consideration that the Creditor transferred 244,600,000 (two hundred and forty four million six hundred thousand) Russian rubles out of the amount of the Loan established by the above mentioned Loan Agreement, the parties thereof agreed that further amounts, transferred by the Creditor to the Borrower as parts of the Loan after this Additional Agreement is signed by the parties, shall be used by the Borrower for future payments to its partners at later dates according to provisions of the above mentioned Agreement.

The Creditor	The Borrower

/s/ Tsahai Katsaev	/s/ Dmitriy Grudtsin
Tsahai Katsaev	Dmitriy Grudtsin
General director	Representative

[English translation from the original Russian language document]

AGREEMENT

St. Petersburg	February 25, 2013

(i)	TOT MONEY LLC, hereinafter referred to as the “Party 1”, represented by General Director Tsahai Katsaev, acting under the Power of Attorney, from one part, and

(ii)	«RM-Invest» Company Limited, hereinafter referred to as the "Party 2", represented by General director Dmitry Grudtsyn, acting under the Charter, from the other part, have concluded this Agreement as follows.

1.          As on February 25, 2013 the total amount of the Party 2's outstanding debt to Party 1 including the interest and other money to be paid by the Party 2 to the Party 1 accrued in RUR 92,350,000.00 (ninety two million three hundred fifty thousand rubbles).

2.          The date of repayment shall be the date of credit to the Party 1's account of the total sum of money, insuring the complete repayment of the outstanding debt by the Party 2, from the account of the Party 2, which in no event can be later than October 01, 2013.

TOT MONEY LLC	«RM-Invest» Company Limited

/s/ Tsahai Katsaev	/s/ Dmitriy Grudtsin
Tsahai Katsaev	Dmitriy Grudtsin